EXHIBIT 99.1

10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE

NASDAQ STOCK MARKET:	MCBC
FOR RELEASE:	Immediate
DATE:	February 1, 2017

Macatawa Bank Corporation Appoints

Craig A. Hankinson as Chief Operating Officer

Holland, Michigan, February 1, 2017 – Macatawa Bank Corporation (NASDAQ: MCBC) today announced appointment of Craig A. Hankinson as Chief Operating Officer of Macatawa Bank Corporation and Macatawa Bank.

Mr. Hankinson has over 25 years of credit and lending experience in the West Michigan and broader Midwest regional market. Since November 2010, Mr. Hankinson has served as Senior Vice President of Macatawa Bank Corporation and Senior Vice President and Chief Credit Officer of Macatawa Bank. Prior to joining Macatawa, Mr. Hankinson served as Senior Credit Officer of the business banking group for Fifth Third Bank and as Senior Affiliate Credit Officer, also with Fifth Third Bank, where he directed a commercial loan portfolio comprising middle market, commercial real estate and business banking credit relationships. Earlier in his career, Mr. Hankinson held retail, private and commercial banking positions with AmeriBank and Comerica.

“Since joining Macatawa in 2010, Mr. Hankinson has proved himself to be an extremely capable and valuable leader within our organization," commented Macatawa Bank Corporation’s Chairman of the Board, Richard L. Postma. "Mr. Hankinson's new role as Chief Operating Officer is an important evolution of our bank's management structure and will support Macatawa's continuing success and growth.”

About Macatawa Bank

Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties. The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been awarded for its exceptional commitment to service by readers of the Holland Sentinel as the “Best Bank on the Lakeshore” since 2002, and “Best Bank in Grand Rapids” by readers of Grand Rapids Magazine since 2009. The bank has also been recognized for the past four consecutive years as “West Michigan’s 101 Best and Brightest Companies to Work For.” For more information, visit www.macatawabank.com.

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